NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Date: October 2, 2017	Patrick T. Oakes
Executive Vice President & CFO
404.995.6079

Jim Graves Joins Atlantic Capital Board of Directors

Atlanta, Georgia, October 2, 2017 – Atlantic Capital Bancshares, Inc. (NASDAQ:ACBI) (“Atlantic Capital”), the parent company of Atlantic Capital Bank, N.A., announces that last Thursday, September 28, 2017 James H. Graves was appointed to the Board of Directors of the Company to fill the vacancy created by the previously announced resignation of John N. Foy. Mr. Graves will serve a term expiring at the 2018 Annual Meeting of Shareholders. Mr. Graves was also appointed to the Audit Committee of the Board of Directors. Also on September 28, 2017, the Board of Directors reduced the size of the Board from 13 to 11, eliminating two directorships that were previously subject to designation rights of institutional shareholders.

“Jim has extensive business, management and strategic experience,” said Doug Williams, Chief Executive Officer of the Company. “We look forward to his insight and perspective as we continue to guide Atlantic Capital towards our strategic goals.” Sonny Deriso, Chairman of the Board of Directors, added, “Jim brings a wealth of experience in management and public company board service that we believe will complement the talents already in our boardroom.”

Mr. Graves has over 40 years of experience in the financial services industry and currently serves as a director at Hallmark Financial Services, Inc. where he has served since 1995 and First Cash, Inc. where he has served as a director since 1996. Mr. Graves also serves as a director of various privately-held companies, including BankCap Partners LP (a founding investor in ACBI) and a healthcare technology company. Mr. Graves has served as Managing Director and Partner of Erwin, Graves & Jones, LP, a management consulting firm located in Dallas, Texas, since January 2001. Mr. Graves also served as Executive Vice President of Financial Strategy for DeviceFidelity Inc., a financial services technology company, from March 2008 through September 2012. Mr. Graves served as a director, Vice Chairman of the Board of Directors and Chief Operating Officer of Detwiler, Mitchell & Co., a Boston-based securities research firm, from June 2002 until June 2006. Prior to that, he held various positions, including Chief Operating Officer, with J.C. Bradford & Company, a Nashville-based securities firm. He also worked for Dean Witter Reynolds, Inc. as the head of the energy group and later as head of the industry investment banking groups in New York. Jim received his Bachelor’s in Economics from Trinity College and began his career at Citibank.

Additional Information about Atlantic Capital Bancshares, Inc.

Atlantic Capital Bancshares, Inc., a Georgia corporation organized in 2006 and headquartered in Atlanta, Georgia, is the parent of Atlantic Capital Bank, N.A. (the “Bank”). The Bank operates as a full service, locally-managed commercial bank with 15 full service branches located primarily in the metropolitan areas of Atlanta, Georgia and Chattanooga and Knoxville, Tennessee, and a loan production office in Charlotte, North Carolina. As of June 30, 2017, the Company had total consolidated assets of $2.7 billion, total deposits of $2.1 billion and total shareholders’ equity of $319.4 million.